Chicopee Bancorp, Inc. Reports a 28% Increase in Net Income for the Nine Months Ended September 30, 2013 and Declares Cash Dividend of $0.05 per Share

Chicopee, Mass., October 25, 2013 (GLOBENEWSWIRE) -- Chicopee Bancorp, Inc. (the “Company”) (NASDAQ - CBNK), the holding company for Chicopee Savings Bank (the “Bank”), announced the unaudited results of operations for the three and nine months ended September 30, 2013.

The Company also announced on October 25, 2013, that its Board of Directors declared its fourth quarterly cash dividend of $0.05 per share. Stockholders of record on November 8, 2013 will receive the cash dividend on or about November 20, 2013.

The Company reported pre-tax income of $688,000 for the three months ended September 30, 2013, compared to $816,000 for the three months ended September 30, 2012. Net income after taxes for the three months ended September 30, 2013 was $573,000, or $0.11 earnings per share, as compared to $623,000, or $0.12 earnings per share, for the three months ended September 30, 2012. The $50,000, or 8.0%, decrease in net income for the three months ended September 30, 2013 compared to the three months ended September 30, 2012, was primarily due to the increase in non-interest expense of $143,000, or 3.3%, a decrease in net interest income of $86,000, or 1.8%, and an increase in the provision for loan losses of $43,000, or 25.4%, partially offset by the $144,000, or 23.2%, increase in non-interest income and a decrease of $78,000, or 40.4%, in income tax expense.

The $144,000, or 23.2%, increase in non-interest income from $620,000 for the three months ended September 30, 2012 to $764,000 for the three months ended September 30, 2013 was due to the $74,000, or 11.9%, increase in service charges, fees and commissions, primarily due to seasonal activity in commercial deposit accounts. Loan sales and servicing, net increased $52,000, or 288.9%, from $18,000 for the three months ended September 30, 2012 to $70,000, for the three months ended September 30, 2013.These increases were partially offset by a $19,000, or 17.0%, decrease in the net loss on the sale of other real estate owned (OREO).

The decrease in net interest income of $86,000, or 1.8%, from $4.7 million for the three months ended September 30, 2012 to $4.6 million for the three months ended September 30, 2013 was due to the $390,000, or 6.4%, decrease in interest and dividend income, partially offset by the $304,000, or 22.1%, decrease in interest expense.

The cost of deposits decreased $208,000, or 18.8%, and the cost of borrowings decreased $96,000, or 36.4%. The decrease in interest income and interest expense was due to the continued low interest rate environment. The decrease in interest income of $390,000, or 6.4%, was primarily due to the 28 basis point decrease in the asset yield from 4.58% for the three months ended September 30, 2012 to 4.30% for the three months ended September 30, 2013. The decrease in the asset yield reduced interest income by $423,000, offset by $30,000 from changes due to volume.

Average earning assets decreased $2.4 million, or 0.4%, for the three months ended September 30, 2013 compared to the same period in 2012, due to the decrease in average loans, net of $2.6 million, or 0.6%, and a decrease of $1.8 million, or 7.6%, in average cash and cash equivalents, partially offset by an increase in average investments of $1.9 million, or 2.9%. The $2.6 million, or 0.6%, decrease in loans was due to an $8.7 million, or 5.9%, decrease in residential loans, partially offset by a $6.9 million, or 8.2%, increase in commercial and industrial loans. The yield on assets decreased 28 basis points from 4.58% at September 30, 2012 to 4.30% at September 30, 2013. The average cost of funds decreased 23 basis points due to the continuation of low market interest rates, which allowed the Company to continue to renew or replace maturing time deposits at lower costs. The average balance of demand deposit accounts, an interest free source of funds, increased $10.9 million, or 16.6%, for the three months ended September 30, 2013 compared to September 30, 2012. The net interest margin decreased six basis points from 3.59% for the three months ended September 30, 2012 to 3.53% for the three months ended September 30, 2013. The interest rate spread decreased five basis points from 3.34% for the three months ended September 30, 2012 to 3.29% for the three months ended September 30, 2013.

Non-interest expense increased $143,000, or 3.3%, for the three months ended September 30, 2013 compared to the three months ended September 30, 2012. Non-interest expense increased primarily due to the increase in salaries and benefits of $117,000, or 4.8%, an increase in furniture and equipment of $15,000, or 8.4%, an increase in data processing of $31,000, or 10.9%, an increase in professional fees of $23,000, or 16.9%, and an increase in advertising expense of $23,000, or 16.3%. These increases were partially offset by a decrease in FDIC insurance expense of $36,000, or 40.4%, a decrease of $8,000, or 11.4%, in stationery, supplies and postage, and a decrease of $45,000, or 6.9%, in other non-interest expense.

The provision for loan losses increased $43,000, or 25.4%, for the three months ended September 30, 2013 compared to the three months ended September 30, 2012. Non-performing loans increased $3.6 million, or 103.1%, from $3.6 million, or 0.75% of total loans, at September 30, 2012, to $7.2 million, or 1.55% of total loans, at September 30, 2013. Total non-performing assets increased $3.6 million, or 88.6%, from $4.1 million, or 0.67% of total assets, at September 30, 2012 to $7.7 million, or 1.27% of total assets, at September 30, 2013. The allowance for loan losses as a percentage of total loans increased from 0.93% at September 30, 2012 to 0.95% at September 30, 2013. The allowance for loan losses as a percentage of non-performing loans decreased from 124.78% at September 30, 2012 to 61.76% at September 30, 2013.

The Company reported pre-tax income of $2.4 million for the nine months ended September 30, 2013, compared to $1.8 million for the nine months ended September 30, 2012. Net income after taxes increased $412,000, or 28.0%, from $1.5 million, or $0.29 earnings per share, for the nine months ended September 30, 2012 to $1.9 million, or $0.37 earnings per share, for the nine months ended September 30, 2013. The 28.0% increase in net income for the nine months ended September 30, 2013 compared to the nine months ended September 30, 2012, was primarily due to the $220,000, or 1.6%, decrease in non-interest expense, an increase of $314,000, or 15.1%, in non-interest income, and an increase of $84,000, or 0.6%, in net interest income. These improvements were partially offset by the increase in income tax expense of $176,000, or 58.7%, and an increase in the provision for loan losses of $30,000, or 12.5%.

The increase in net interest income of $84,000, or 0.6%, from $13.9 million for the nine months September 30, 2012 to $14.0 million for the nine months ended September 30, 2013 was primarily due to the $920,000, or 5.0%, decrease in interest and dividend income, which was more than offset by the $1.0 million, or 23.0%, decrease in interest expense. For the nine months ended September 30, 2013, compared to the nine months ended September 30, 2012, deposit costs decreased $557,000, or 16.5%, and cost of borrowings decreased $445,000, or 45.3%. The decrease in interest income and interest expense was due to the continued low interest rate environment.

Average interest earning assets for the nine months ended September 30, 2013, decreased $7.9 million, or 1.4%, from the same period in 2012, due to the $10.7 million, or 32.0%, decrease in average other interest earning assets and a decrease of $2.2 million, or 3.2%, in average investments. These decreases were partially offset by a $4.9 million, or 1.1%, increase in average loans. The $4.9 million increase in average loans was due to the increase in commercial and industrial loans of $6.3 million, or 7.9%, increase in commercial real estate loans of $5.1 million, or 2.6%, and an increase in consumer loans of $1.1 million, or 3.3%, partially offset by the $7.6 million, or 5.1%, decrease in residential real estate loans. The yield on assets decreased 15 basis points from 4.56% for the nine months ended September 30, 2012 to 4.41% for the nine months ended September 30, 2013, primarily due to the 32 basis point decrease in the loan yield, partially offset by the 25 basis point increase in the investment yield. The cost of funds decreased 25 basis points and was driven primarily by the 19 basis points decrease in the cost of deposits and the 33 basis points decrease in borrowing costs. Deposit costs decreased due to the continuation of low market interest rates, which allowed the Company to renew or replace maturing time deposits at lower costs. The net interest margin increased nine basis points from 3.51%, for the nine months ended September 30, 2012, to 3.60% for the nine months ended September 30, 2013. The interest rate spread increased 10 basis points from 3.25% for the nine months ended September 30, 2012 to 3.35% for the nine months ended September 30, 2013. The average balance of demand deposit accounts, an interest free source of funds, increased $8.9 million, or 13.8%, for the nine months ended September 30, 2013 compared to the same period in 2012.

Non-interest income increased $314,000, or 15.1%, from $2.1 million for the nine months ended September 30, 2012 to $2.4 million for the nine months ended September 30, 2013. Income from net loan sales and servicing increased $273,000, or 95.5%, and net loss on the sale of OREO decreased $66,000, or 30.0%. These improvements were partially offset by a $10,000, or 3.5%, decrease in income from bank owned life insurance, a $10,000, or 29.4%, decrease in other non-interest income and a decrease of $5,000, or 0.3%, in income from customer service fees and commissions.

The provision for loan losses increased $30,000, or 12.5%, from $240,000 for the nine months ended September 30, 2012 compared to $270,000 for the nine months ended September 30, 2013. Non-performing loans increased $3.2 million, or 79.7%, from $4.0 million, or 0.85% of total loans, at December 31, 2012 to $7.2 million, or 1.55% of total loans, at September 30, 2013.

Non-interest expense decreased $220,000, or 1.6%, for the nine months ended September 30, 2013 compared to the nine months ended September 30, 2012. Non-interest expense decreased primarily due to the decrease in salaries and benefits of $408,000, or 5.1%, a decrease in FDIC insurance expense of $93,000, or 34.2%, and a decrease in stationery, supplies and postage of $37,000, or 14.9%. These decreases were partially offset by an increase in data processing of $111,000, or 13.6%, an increase in professional fees of $81,000, or 18.1%, an increase in occupancy expense of $77,000, or 6.8%, an increase in furniture and equipment of $4,000, or 0.7%, an increase in advertising expense of $16,000, or 3.6%, and an increase in other non-interest income of $29,000, or 1.4%. The increase in non-interest income includes $141,000 in software conversion expense due to the termination of a contract.

Total assets increased $4.9 million, or 0.8%, from $600.0 million at December 31, 2012 to $604.9 million at September 30, 2013. The increase in total assets at September 30, 2013 was primarily due to the increase in cash and cash equivalents of $14.0 million, or 35.3%, offset by the $3.9 million, or 0.8%, decrease in net loans and a decrease of $4.4 million, or 7.5%, in held-to-maturity securities. The 35.3% increase in cash and cash equivalents was due to the seasonal deposit growth in the third quarter. For the nine months ended September 30, 2013, average cash and cash equivalents increased $3.6 million, or 13.5%, compared to the nine months ended September 30, 2012.

The $3.9 million, or 0.8%, decrease in net loans was due to the $6.2 million, or 5.2%, decrease in one- to four-family real estate loans, a decrease of $2.9 million, or 1.5%, in commercial real estate loans and a decrease in construction loans of $769,000, or 1.9%, offset by the increase of $5.6 million, or 6.6%, in commercial and industrial loans. The $6.2 million decrease in one- to four-family residential real estate loans was primarily due to prepayments and refinancing activity attributed to the historically low interest rates. In accordance with the Company’s asset/liability management strategy and in an effort to reduce interest rate risk, the Company continues to sell fixed rate, low coupon residential real estate loans to the secondary market. For the nine months ended September 30, 2013, the Company sold $24.1 million in low coupon residential real estate loans and currently services $98.0 million in loans sold to the secondary market. In order to service our customers, the servicing rights will continue to be retained on all loans written and sold in the secondary market.

The allowance for loan losses of $4.4 million, or 0.95% of total loans, increased $75,000, or 1.7%, from December 31, 2012. The allowance for loan losses as a percentage of non-performing loans was 61.76% at September 30, 2013 and 109.50% at December 31, 2012. Management reviews the level of the allowance for loan losses on a monthly basis and establishes the provision for loan losses based on loan volume, types of lending, delinquency levels, loss experience, estimated collateral values, current economic conditions and other related factors. Management believes that a 0.95% allowance for loan losses to total loans is appropriate to cover all inherent losses in the portfolio that are both probable and reasonable to estimate.

At September 30, 2013, non-performing loans totaled $7.2 million, compared to $4.0 million at December 31, 2012. The current level of non-performing loans is concentrated with one commercial relationship in the amount of $3.0 million. At September 30, 2013, the relationship was 30 days delinquent, placed on non-accrual and classified as impaired. Based on the current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal and interest according to the contractual terms of the loan agreement. The $3.0 million non-performing loan is secured by commercial real estate. We believe that this is an isolated case and Management will continue to proactively manage the credit to protect the collateral and minimize the risk to the Company.

Non-performing assets increased 68.1%, from $4.6 million, or 0.76% of total assets, at December 31, 2012 to $7.7 million, or 1.3% of total assets at September 30, 2013. Non-performing assets at September 30, 2013, included $7.2 million of non-performing loans and $501,000 of OREO. Of the $7.2 million in non-performing loans, $1.9 million is over 90 days delinquent and $6.6 million is under 90 days delinquent. Non-performing loans consist of non-performing one-to four-family residential loans of $2.2 million, or 30.0%, non-performing commercial real estate loans of $3.4 million, or 47.0%, non-performing commercial and industrial loans of $1.4 million, or 19.8%, non-performing consumer loans of $23,000, or 0.3%, and non-performing home equity loans of $231,000, or 3.2%. For the nine months ended September 30, 2013, the Company reported net loan charge-offs of $195,000, or 0.04%, of total average loans, compared to net charge-offs of $415,000, or 0.09%, of total average loans, for the same period in 2012.

The investment portfolio decreased $4.4 million, or 7.4%, from $60.2 million at December 31, 2012 to $55.8 million at September 30, 2013. U.S. Treasuries decreased $2.7 million, or 19.7%, tax-exempt industrial revenue bonds decreased $622,000, or 1.7%, collateralized mortgage obligations decreased $465,000, or 39.4%, and certificates of deposit decreased $668,000, or 7.4%.

Total deposits increased $18.3 million, or 3.9%, from $466.2 million at December 31, 2012 to $484.5 million at September 30, 2013. Core deposits, defined as savings accounts, money market accounts, demand deposit accounts and NOW accounts, increased $32.4 million, or 11.2%, from $288.7 million at December 31, 2012 to $321.1 million at September 30, 2013. Demand deposits increased $27.4 million, or 36.4%, to $102.8 million, savings accounts increased $1.8 million, or 3.7%, to $50.7 million, and NOW accounts increased $3.2 million, or 8.8%, to $39.9 million. Certificate of deposit decreased $14.1 million, or 7.9%, from $177.4 million at December 31, 2012 to $163.4 million at September 30, 2013. The decrease in certificates of deposit accounts is due to non-relationship customers seeking higher yields as accounts reprice to lower rates. We continue to focus on allowing high cost deposits to mature and be replaced with low cost relationship based core deposits.

Federal Home Loan Bank advances decreased $7.0 million, or 21.0%, from $33.3 million at December 31, 2012 to $26.3 million at September 30, 2013. Repurchase agreements decreased $8.0 million, or 81.6%, from $9.8 million at December 31, 2012 to $1.8 million at September 30, 2013. The repurchase agreement product has been eliminated and the funds were transferred to the corresponding demand deposit account.

Stockholders’ equity increased $1.3 million, or 1.5%, from $90.0 million, or 15.0% of total assets, at December 31, 2012 to $91.3 million, or 15.1% of total assets, at September 30, 2013. The Company’s stockholders’ equity increased primarily as a result of $1.8 million in net income, a $227,000, or 5.8%, increase in stock-based compensation, an increase of $250,000, or 8.2%, in additional paid-in capital, partially offset by the $814,000 cash dividend. Pursuant to the Company’s Stock Repurchase Programs previously announced, in the first nine months of 2013, the Company repurchased 13,700 shares of Company stock at an average price per share of $17.60.

At September 30, 2013, the Company’s balance sheet continues to be strong and regulatory capital ratios continue to exceed the levels required to be considered “well-capitalized” under federal banking regulations. The Company’s tangible book value per share increased by $0.29, or 1.8%, from $16.57 at December 31, 2012 to $16.86 at September 30, 2013.

As we have stated in previous releases, we have positioned the balance sheet to benefit from the eventual increase in interest rates and in the interim have sacrificed short-term results to protect earnings when interest rates rise. The Company’s net interest income and net interest margin continue to be negatively impacted by the Federal Reserve’s sustained action in maintaining a low interest rate environment. The impact of the continued low interest rate environment on the Company’s balance sheet was evident with the 28 basis point decrease in the yield on asset in the third quarter which negatively impacted interest income by $423,000.

For the nine months ended, September 30, 2013, interest income, the primary source of revenue for the Company, decreased $920,000, or 5.0%, compared to the same period in 2012, as the prolonged low rate environment continues to exert pressure on asset yields. The decrease in interest income was partially offset by the $1.0 million, or 23.0%, decrease in interest expense as the Company managed the cost of funds to offset the continued pressure on the asset yield to ultimately protect the net interest margin.

Management continues to monitor the economy and the impact it has on our customers as well as local businesses. During these challenging times, “smart” balance sheet growth is an important element to our continued success. We are careful not to recklessly attempt to accelerate loan growth with transactional long-term fixed rate loans as we continue to focus on growing the balance sheet in our own market place with conservative underwriting. During the nine months ended September 30, 2013, the Company sold $24.1 million in lower coupon fixed rate residential loans to the secondary market which resulted in a decrease of $6.2 million, or 15.2%, in net loans.

We are committed to our expense reduction initiatives and continue to evaluate strategies to improve the Company’s efficiency. The efficiency ratio improved from 87.5% for the nine months ended September 30, 2012 to 84.0% for the nine months ended September 30, 2013. The non-GAAP efficiency ratio, which excludes OREO losses or write-downs, was 79.5% for the nine months ended September 30, 2013 compared to 83.6% for the nine months ended September 30, 2012.

We have managed the Company through one of the most challenging economic conditions by executing our business strategy that builds long-term franchise value for our stockholders. We stand behind our strategic plan while providing our customers first rate banking products and services.

Chicopee Bancorp, Inc. is a publicly owned bank holding company and the parent corporation of Chicopee Savings Bank, a Massachusetts stock savings bank headquartered at 70 Center Street, Chicopee, MA 01013. Chicopee Savings Bank provides a wide variety of financial products and services through its main office, seven branch offices located in Chicopee, Ludlow, West Springfield, South Hadley, and Ware in Western Massachusetts, and lending and operations center. Chicopee Savings Bank offers customers the latest and most technically advanced internet banking, including on-line banking and bill payment services. The Bank's deposits are insured by the Federal Deposit Insurance Corporation and the Depositors Insurance Fund of Massachusetts. For more information regarding the Bank’s products and services, please visit our web site at www.chicopeesavings.com.

This news release contains forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company assumes no obligation to update any forward-looking statements, except as required by law.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in Thousands)
	September 30,	December 31,
ASSETS	2013	2012
	(Unaudited)

Cash and due from banks	$22,196	$11,073
Federal funds sold	2,126	3,372
Interest-bearing deposits with the Federal Reserve Bank of Boston	29,269	25,163
Total cash and cash equivalents	53,591	39,608

Available-for-sale securities, at fair value	631	621
Held-to-maturity securities, at cost (fair value $60,977 and $67,108
at September 30, 2013 and December 31, 2012, respectively)	55,119	59,568
Federal Home Loan Bank stock, at cost	3,914	4,277
Loans receivable, net of allowance for loan losses ($4,439 at
September 30, 2013 and $4,364 at December 31, 2012)	461,309	465,211
Loans held for sale	135	—
Other real estate owned	501	572
Mortgage servicing rights	422	368
Bank owned life insurance	14,082	13,807
Premises and equipment, net	9,181	9,459
Accrued interest receivable	1,613	1,567
Deferred income tax asset	3,249	3,252
FDIC prepaid insurance	—	467
Other assets	1,125	1,205
Total assets	$604,872	$599,982

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
Demand deposits	$102,818	$75,407
NOW accounts	39,932	36,711
Savings accounts	50,696	48,882
Money market deposit accounts	127,678	127,730
Certificates of deposit	163,390	177,447
Total deposits	484,514	466,177

Securities sold under agreements to repurchase	1,793	9,763
Advances from Federal Home Loan Bank	26,348	33,332
Accrued expenses and other liabilities	937	741
Total liabilities	513,592	510,013

Stockholders' equity
Common stock (no par value, 20,000,000 shares authorized, 7,439,368 shares issued;
5,414,885 and 5,428,585 shares outstanding at September 30, 2013 and December 31, 2012)	72,479	72,479
Treasury stock, at cost (2,024,483 and 2,010,783 shares at September 30, 2013 and December 31, 2012)	(26,809)	(26,567)
Additional paid-in capital	3,294	3,044
Unearned compensation (restricted stock awards)	(14)	(18)
Unearned compensation (Employee Stock Ownership Plan)	(3,645)	(3,868)
Retained earnings	45,942	44,873
Accumulated other comprehensive income	33	26
Total stockholders' equity	91,280	89,969
Total liabilities and stockholders' equity	$604,872	$599,982

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except for Number of Shares and Per Share Amounts)
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Interest and dividend income:
Loans, including fees	$5,272	$5,660	$16,080	$17,017
Interest and dividends on securities	424	425	1,275	1,248
Other interest-earning assets	14	15	44	54
Total interest and dividend income	5,710	6,100	17,399	18,319

Interest expense:
Deposits	899	1,107	2,823	3,380
Securities sold under agreements to repurchase	2	2	9	11
Other borrowed funds	168	264	537	982
Total interest expense	1,069	1,373	3,369	4,373

Net interest income	4,641	4,727	14,030	13,946
Provision for loan losses	212	169	270	240
Net interest income, after provision for loan losses	4,429	4,558	13,760	13,706

Non-interest income:
Service charges, fee and commissions	695	621	1,689	1,694
Loan sales and servicing, net	70	18	559	286
Loss on sale of other real estate owned	(93)	(112)	(154)	(220)
Income from bank owned life insurance	92	93	275	285
Other non-interest income	—	—	24	34
Total non-interest income	764	620	2,393	2,079

Non-interest expenses:
Salaries and employee benefits	2,564	2,447	7,656	8,064
Occupancy expenses	390	367	1,204	1,127
Furniture and equipment	194	179	598	594
FDIC insurance assessment	53	89	179	272
Data processing	316	285	928	817
Professional fees	159	136	528	447
Advertising	164	141	456	440
Stationery, supplies and postage	62	70	212	249
Other non-interest expense	603	648	2,033	2,004
Total non-interest expenses	4,505	4,362	13,794	14,014

Income before income taxes	688	816	2,359	1,771
Income tax expense	115	193	476	300
Net income	$573	$623	$1,883	$1,471

Earnings per share:
Basic	$0.11	$0.12	$0.37	$0.29
Diluted	$0.11	$0.12	$0.37	$0.29
Adjusted weighted average common shares outstanding
Basic	5,035,488	5,077,268	5,038,735	5,132,576
Diluted	5,035,865	5,090,140	5,039,105	5,157,995

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA AND RATIOS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Operating Results:
Net interest income	$4,641	$4,727	$14,030	$13,946
Loan loss provision	212	169	270	240
Non-interest income	764	620	2,393	2,079
Non-interest expense	4,505	4,362	13,794	14,014
Net income	573	623	1,883	1,471

Performance Ratios:
Return on average assets	0.39%	0.42%	0.43%	0.33%
Return on average equity	2.48%	2.77%	2.76%	2.18%
Interest rate spread	3.29%	3.34%	3.35%	3.25%
Net interest margin (1)	3.53%	3.59%	3.60%	3.51%
Non-interest income to average assets	0.51%	0.41%	0.54%	0.46%
Non-interest expense to average assets	3.03%	2.91%	3.13%	3.12%
GAAP Efficiency Ratio (2)	83.35%	81.58%	83.99%	87.45%
Non-GAAP efficiency ratio (3)	78.14%	76.14%	79.50%	82.55%
Average Equity to Average Assets	15.54%	14.99%	15.50%	14.99%

Per Share Data:
Diluted earnings per share	$0.11	$0.12	$0.37	$0.29
Cash Dividend per share	$0.05	—	$0.15	—
Dividend Yield			1.20%	—
Stock price at period end			$17.61	$14.45
Tangible Book value per share			$16.86	$16.35

	At September 30,	At December 31,
	2013	2012

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.95%	0.93%
Allowance for loan losses as a percent of total non-performing loans	61.76%	109.50%
Net charge-offs to average loans	0.04%	0.14%
Non-performing loans as a percent of total loans	1.55%	0.85%
Non-performing assets as a percent of total assets	1.27%	0.76%

Other Data:

Number of Offices	9	9

(1) The net interest margin represents tax equivalent net interest income as a percentage of average interest-earning assets.

(2) GAAP Efficiency Ratio represents non-interest expenses divided by the sum of net interest income (before the provision for loan losses) plus total non-interest income.

(3) The Non-GAAP efficiency ratio represents the ratio of non-interest expenses divided by the sum of tax equivalent net interest income and non-interest income.

For the dates indicated the ratio is calculated as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Non-interest expenses	$4,505	$4,362	$13,794	$14,014
Tax equivalent net interest income	4,908	4,997	14,829	14,712
Non-interest income	764	620	2,393	2,079
Add back:
Other non-interest income	—	—	(24)	(34)
Loss on sale of other real estate owned	93	112	154	220
Total income included in calculation	5,765	5,729	17,352	16,977
Non-interest expenses divided by total income	78.14%	76.14%	79.50%	82.55%

CONTACT:
Chicopee Bancorp, Inc.
Guida R. Sajdak, 413-594-6692
Senior Vice President, Chief Financial Officer and Treasurer